Exhibit 99.1
SCOLR Pharma, Inc. Enters into Lease Buyout Agreement

BELLEVUE, WA., April 30, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today announced that it has entered a lease buyout of its corporate facility for $4.1 million. Under the terms of the agreement, the Company will receive an upfront payment of $1 million with the remaining $3.1 million due when the Company vacates the premises by October 31, 2008. The Company plans to relocate to a more cost effective facility in the Seattle area. After relocation related expenses, the Company expects that the net proceeds from this transaction together with its existing cash and cash equivalents will be sufficient to fund its operations through 2009.

Daniel O. Wilds, SCOLR Pharma's President and CEO, stated, “We are very pleased to have reached an agreement on the buyout of our lease. We are currently finalizing a lease for a very suitable, more cost effective facility in the Seattle metropolitan area.”

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:

Investor Relations:
Cameron Associates
Kevin McGrath, 212-245-4577
Kevin@cameronassoc.com

Source: SCOLR Pharma, Inc.